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                                                                      Exhibit 11


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)




                                                             THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              1997         1996
                                                             ======       ======

Computation of income per common share:

   Net income (pro forma for 1996)                           $1,019       $  339
                                                             ======       ======

Shares:
   Weighted average shares outstanding                        8,300        6,000

Add:
   Shares issuable from assumed exercise of options as
   determined by the application of the treasury
   stock method                                                 498          293
                                                             ------       ------
   Weighted average common and common equivalent
   shares outstanding                                         8,798        6,293
                                                             ======       ======

   Net income per common share (pro forma for 1996)          $ 0.12       $ 0.05
                                                             ======       ======







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